Exhibit 99.1

M & F Worldwide Announces Completion of Acquisition by

MacAndrews & Forbes Holdings Inc.

(New York, New York, December 21, 2011)— M & F Worldwide Corp. (NYSE: MFW) (“MFW”) today announced the completion of its acquisition by MacAndrews & Forbes Holdings Inc. (“MacAndrews & Forbes”), pursuant to a merger of a wholly owned subsidiary of MacAndrews & Forbes with and into MFW. MFW announced on September 12, 2011 the execution of a definitive merger agreement with respect to the transaction. In the merger, all outstanding shares of MFW common stock not owned by MacAndrews & Forbes were converted into the right to receive $25 in cash per share.

The transaction was approved by MFW’s stockholders, including a majority of its stockholders who are unaffiliated with MacAndrews & Forbes, on December 21, 2011. In connection with the completion of the transaction, MFW’s common stock will cease to trade on the NYSE and will be delisted.

About M & F Worldwide Corp.

MFW has four business segments, which are operated by its subsidiaries Harland Clarke, Harland Financial Solutions, Scantron and Mafco Worldwide. Harland Clarke is a provider of checks and related products, direct marketing services and customized business and home office products. Harland Financial Solutions provides technology products and related services to financial institutions. Scantron is a provider of data management solutions and related services to educational, healthcare, commercial and governmental entities worldwide, including testing and assessment solutions, patient information collection and tracking, and survey services. Mafco Worldwide produces licorice-based products for sale to the tobacco, food, pharmaceutical and confectionery industries.

About MacAndrews & Forbes Holdings Inc.

MacAndrews & Forbes is a private diversified holding company with interests in biotechnology, check printing and check related products and services, consumer products, defense, education, entertainment, financial services, gaming and other industries.

Contact:

Christine Taylor

Tel: (212) 572-5988

Eml: ctaylor@mafgrp.com